As filed with the Securities and Exchange Commission on May 11, 2006
                                                                                                                                                                                                                                                      Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

AMEREN CORPORATION
(Exact name of registrant as specified in its charter)
Missouri (State or other jurisdiction of incorporation or organization)	43-1723446 (I.R.S. Employer Identification No.)

1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

AMEREN CORPORATION 2006 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Warner L. Baxter
Executive Vice President and Chief Financial Officer

Steven R. Sullivan
Senior Vice President, General Counsel and Secretary
1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222
(Name and address, including zip code, and telephone
number, including area code, of agents for service)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)(2)(3)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(4)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (4)	AMOUNT OF REGISTRATION FEE(5)
Common Stock, $.01 par value (including associated preferred share purchase rights)	4,000,000 shares(6)	$49.515	$177,111,838(6)	$18,951(6)
________________________
1  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends or similar transactions, in accordance with the provisions of the plan described herein.

2  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, to the extent applicable, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

3  The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.

4  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant's common stock on the New York Stock Exchange composite tape on May 4, 2006.

5  Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee for the common stock.

6  The maximum numbers of shares of Common Stock available for grants and awards under the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the "Plan") is
    4,000,000 ( the "Share Authorization").  However, 423,067 shares of Common Stock authorized but not granted or awarded under the Ameren Corporation Long-Term Incentive Plan of 1998 have previously been registered under a Form S-8 (SEC File No. 333-50793) and are encompassed within the Share Authorization.  Therefore, the Amount of Registration Fee
    reflects the net amount of previously unregistered shares of Common Stock required to fully register the aggregate number of shares of Common Stock comprising the Share
    Authorization under the Plan.

PART I

INFORMATION REQUIRED IN PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available, free of charge, upon written or oral request as follows: Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103, attention Secretary; Tel. No.: (314) 621-3222.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the SEC by Ameren Corporation (the “Company”) pursuant to the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

(1) the Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

(2) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(3) the Company’s Current Reports on Form 8-K filed on January 13, 2006, January 17, 2006, February 14, 2006, February 16, 2006, and May 4, 2006 (excluding any portions of any such reports that were furnished);

(4) the “Description of Common Stock” of the Company which is contained in the Company’s Registration Statement on Form S-8 filed with the Commission on August 10, 2005 (1933 Act File No. 333-127378); and

(5) the description of the rights to purchase shares of the Company’s Series A junior participating preferred stock contained in the Company’s registration statement on Form 8-A dated November 23, 1998.

All documents subsequently filed by the Company and the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the “Plan”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any portions of any such documents that were furnished) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Steven R. Sullivan, Esq., the Company’s Senior Vice President, General Counsel and Secretary, will pass upon the validity of the offered securities. As of May 10, 2006, Mr. Sullivan owned 5,337 shares of the Company’s common stock. In addition, as of that date, Mr. Sullivan owned 8,577 restricted shares of the Company’s common stock, none of which were vested, and has been awarded 13,494 performance share units under the Plan, all of which are subject to meeting performance targets.

Item 6. Indemnification of Directors and Officers.

Article IV of the Company’s By-laws, consistent with the applicable provisions of the Missouri General and Business Corporation Law (“MGBCL”), provides for indemnification of directors and officers. These provisions provide that any person shall be indemnified for expenses and liabilities imposed upon such person in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In a proceeding brought by or in the right of the Company, indemnification shall be made with respect to any claim as to which an officer or director has been adjudged to have been liable to the Company if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The By-laws of the Company, consistent with the applicable provisions of the MGBCL, provide that indemnification shall be made by the Company only if a determination has been made by a majority vote of a quorum of the disinterested directors or by the shareholders or by independent legal counsel, that the director or officer met the required standard of conduct. The Company has purchased insurance on behalf of its officers and directors which insures them against certain liabilities and expenses, including those under the Securities Act of 1933.

The By-laws, consistent with the applicable provisions of the MGBCL, further provide that, in addition to the indemnities described in the preceding paragraphs, the Company will further indemnify its officers and directors to the maximum extent permitted by law, provided that no indemnity may be given for conduct that is adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
**4.1	Restated Articles of Incorporation of the Company (File No. 33-64165, Annex F).
**4.2	Certificate of Amendment to the Restated Articles of Incorporation filed with the Secretary of State of the State of Missouri on December 14, 1997 (1998 Form 10-K, Exhibit 3(i), File No. 1-14756).
**4.3	By-laws of the Company as amended effective August 28, 2005 (August 29, 2005 Form 8-K, Exhibit 3.2(ii), File No. 1-14756).
**4.4
Agreement, dated as of October 9, 1998, between the Company and Computershare (formerly EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (October 14, 1998 Form 8-K, Exhibit 4, File No. 1-14756).

*5	Opinion of Steven R. Sullivan, Esq., Senior Vice President, General Counsel and Secretary of the Company, regarding the legality of the securities.
*23.1	Consent of Steven R. Sullivan, Esq. (included in opinion, attached hereto as Exhibit 5).
*23.2	Consent of independent registered public accounting firm.
*24	Power of Attorney.
**99	Ameren Corporation 2006 Omnibus Incentive Compensation Plan (2006 Proxy Statement, Appendix B, File No. 1-14756).
__________________________
*    Filed herewith.
**  Incorporated herein by reference as indicated.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, and State of Missouri, on the 11th day of May, 2006.

AMEREN CORPORATION (Registrant)

By:                  /s/ Gary L. Rainwater
  Gary L. Rainwater
Chairman, Chief Executive Officer
               and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary L. Rainwater Gary L. Rainwater	Chairman, Chief Executive Officer and President (Principal Executive Officer)	May 11, 2006
/s/ Warner L. Baxter Warner L. Baxter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 11, 2006
/s/ Martin J. Lyons Martin J. Lyons	Vice President and Controller (Principal Accounting Officer)	May 11, 2006
* Susan S. Elliott	Director	May 11, 2006
* Gayle P.W. Jackson	Director	May 11, 2006
* James C. Johnson	Director	May 11, 2006
* Richard A. Liddy	Director	May 11, 2006

Signature	Title	Date
* Gordon R. Lohman	Director	May 11, 2006
* Richard A. Lumpkin	Director	May 11, 2006
* Charles W. Mueller	Director	May 11, 2006
* Douglas R. Oberhelman	Director	May 11, 2006
* Harvey Saligman	Director	May 11, 2006
* Patrick T. Stokes	Director	May 11, 2006
_________________________

* By:   /s/ Warner L. Baxter
Warner L. Baxter
Attorney-in-Fact

EXHIBIT INDEX

**4.1	Restated Articles of Incorporation of the Company (File No. 33-64165, Annex F).
**4.2	Certificate of Amendment to the Restated Articles of Incorporation filed with the Secretary of State of the State of Missouri on December 14, 1997 (1998 Form 10-K, Exhibit 3(i), File No. 1-14756).
**4.3	By-laws of the Company as amended effective August 28, 2005 (August 29, 2005 Form 8-K, Exhibit 3.2(ii), File No. 1-14756).
**4.4
Agreement, dated as of October 9, 1998, between the Company and Computershare (formerly EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (October 14, 1998 Form 8-K, Exhibit 4, File No. 1-14756).

*5	Opinion of Steven R. Sullivan, Esq., Senior Vice President, General Counsel and Secretary of the Company, regarding the legality of the securities.
*23.1	Consent of Steven R. Sullivan, Esq. (included in opinion, attached hereto as Exhibit 5).
*23.2	Consent of independent registered public accounting firm.
*24	Power of Attorney.
**99	Ameren Corporation 2006 Omnibus Incentive Compensation Plan (2006 Proxy Statement, Appendix B, File No. 1-14756).
__________________________
*    Filed herewith.
** Incorporated herein by reference as indicated.

Exhibit 5
Ameren Corporation Steven R. Sullivan Senior Vice President, General Counsel & Secretary	One Ameren Plaza 1901 Chouteau Avenue PO Box 66149, MC 1300 St. Louis, MO 63166-6149 314.554.2098 314.554.4014 fax
May 11, 2006

Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”). The Company will file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,000,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), including the preferred share purchase rights (the “Rights”) attached thereto (the Common Stock and the Rights herein collectively referred to as the “Shares”), in connection with the Ameren Corporation 2006 Omnibus Incentive Compensation Plan. This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

In so acting, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of such review and assuming that (i) the applicable provisions of the Securities Act and the securities or “blue sky” laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof), (iii) the Shares have been issued and delivered upon the terms specified in such resolutions and in any required orders of the Commission or other applicable regulatory approvals and (iv) the Rights shall have been issued in accordance with the terms of the Rights Agreement, dated as of October 9, 1998 (“Rights Agreement”), between the Company and Computershare, as Rights Agent, I am of the opinion that when the Common Stock has been issued and delivered on the terms and conditions set forth in the Registration Statement, and for the consideration contemplated by the Registration

Statement, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable and the Rights will have been validly issued.

The opinion set forth above with respect to the Rights is limited to the valid issuance of the Rights under the corporation laws of the State of Missouri. In this connection, I have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provision of the Rights Agreement.

I am a member of the State Bar of Missouri and this opinion is limited to the laws of the State of Missouri and the federal laws of the United States insofar as they bear on the matters covered hereby.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Steven R. Sullivan

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Ameren Corporation, which appears in Ameren Corporation's Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
May 11, 2006

POWER OF ATTORNEY

WHEREAS, AMEREN CORPORATION, a Missouri corporation (herein referred to as the “Company”), is required to file with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, a Registration Statement(s) and any amendments thereto, covering the registration of Common Stock under the Company’s 2006 Omnibus Incentive Compensation Plan, as authorized by the Company’s Board of Directors on February 10, 2006; and

WHEREAS, each of the below undersigned is a director of the Company;

NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Gary L. Rainwater and/or Thomas R. Voss and/or Warner L. Baxter and/or Steven R. Sullivan the true and lawful attorneys-in-fact of the undersigned, for and in the name, place and stead of the undersigned, to affix the name of the undersigned to said Registration Statement(s) and any amendments thereto, and, for the performance of the same acts, each with power to appoint in their place and stead and as their substitute, one or more attorneys-in-fact for the undersigned, with full power of revocation; hereby ratifying and confirming all that said attorneys-in-fact may do by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 10th day of February, 2006:

Susan S. Elliott, Director	/s/ Susan S. Elliott

Gayle P. W. Jackson, Director	/s/ Gayle P. W. Jackson

James C. Johnson, Director	/s/ James C. Johnson

Richard A. Liddy, Director	/s/ Richard A. Liddy

Gordon R. Lohman, Director	/s/ Gordon R. Lohman

Richard A. Lumpkin, Director	/s/ Richard A. Lumpkin

Charles W. Mueller, Director	/s/ Charles W. Mueller

Douglas R. Oberhelman, Director	/s/ Douglas R. Oberhelman

Harvey Saligman, Director	/s/ Harvey Saligman

Patrick T. Stokes, Director	/s/ Patrick T. Stokes

STATE OF MISSOURI   )
) SS.
CITY OF ST. LOUIS        )

On this 10th day of February, 2006, before me, the undersigned Notary Public in and for said State, personally appeared the above-named directors of Ameren Corporation, known to me to be the persons described in and who executed the foregoing power of attorney and acknowledged to me that they executed the same as their free act and deed for the purposes therein stated.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal.

    /s/ S. A. Kitchens
S. A. Kitchens
Notary Public - Notary Seal
STATE OF MISSOURI
St. Louis County
My Commission Expires July 9, 2007

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